Valeritas Announces Third Quarter 2019 Financial Results
US Revenue Grew 30% Year-Over-Year

BRIDGEWATER, New Jersey, November 12, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced financial results for the third quarter ended September 30, 2019.

Third Quarter and Recent 2019 Highlights

•	Revenues grew to $8.5 million, up 22% versus the third quarter of 2018

◦	U.S. revenue grew 30% versus the third quarter of 2018

•	Total prescriptions grew 25% year-over-year, driven by a 41% increase in target accounts

◦	Strong volume growth in both existing and 2019 expansion territories

•	Announced positive pre-clinical results demonstrating subcutaneous infusion of a GLP-1 analogue, CBD and Apomorphine via its proprietary h-Patch™ wearable drug delivery device

•	Reduced Long-term debt by $25 million, reducing cash interest expense by $8 million

“Strong acceleration in prescriptions generating 30% revenue growth in the U.S. drove our robust results in the third quarter, demonstrating the integration of patient and provider support through our V-Go CaresTM program is producing solid results," said John Timberlake, President and Chief Executive Officer. “We believe the momentum created in U.S. prescription growth in the first nine months of 2019 will accelerate in the fourth quarter and continue into 2020.”

Third Quarter 2019 Financial Highlights

Total revenue for the third quarter of 2019 was $8.5 million, a 22% increase as compared to the third quarter of 2018, and a 32% increase over the first quarter of this year. This represented a 30% year-over-year revenue growth for sales in the U.S., up from $6.5 million for the third quarter of 2018.

The increase in the Company’s revenue was driven by prescription growth in the Company’s targeted territories as U.S. total and new prescriptions in targeted accounts grew 41% and 48% year-over-year, respectively. The existing territories grew targeted account volume by 34% year-over-year while the

2019 expansion territories during their first full quarter of selling, grew targeted volume by 30% from the second quarter of this year. Overall, total prescriptions for the third quarter grew more than 25%, as prescriptions in our non-targeted accounts declined 4% year-over-year.

Gross profit in the third quarter of 2019 was $4.2 million, an increase of 32% versus $3.2 million in the same period in 2018. Gross margin increased by over 370 basis points to 49.6% compared to the third quarter of 2018 due primarily to the increase in unit sales of V-Go, as well as an increase in the net selling price.

Operating expenses for the third quarter of 2019 were $16.3 million, consistent with the previous quarter and an increase of 19% from $13.8 million in the third quarter of 2018 largely due to an increase in SG&A expenses primarily related to the planned 50% increase in the U.S. field sales force, which was completed by the end of the first quarter of 2019, as well as a 60% increase in field commercial spend supporting our expanded sales team.

Operating loss in the third quarter of 2019 was $12.1 million, as compared to $10.6 million in the third quarter of 2018, primarily due to an increase in SG&A expenses as previously noted. Net loss in the third quarter of 2019 was $13.2 million, compared to $11.5 million in the third quarter of 2018, which was primarily due to the increase in SG&A expense as previously noted.

Total cash and cash equivalents were $23.2 million as of September 30, 2019. During the third quarter, the Company exchanged $25 million of its long-term debt for a newly-created class of Series B Preferred stock, thereby reducing its cash interest by approximately $8.0 million over the next two years. In addition, the Company raised an aggregate of $6.5 million through the sale of its common stock, net of fees, through its ATM program with B. Riley FBR, and its purchase agreement with Aspire Capital.

Guidance

Based on its third quarter results and prescriptions through October, the Company expects to record annual revenue of between $31.5 million and $31.8 million, representing annual growth of roughly 20%. The Company anticipates gross margin to continue to trend higher for the remainder of 2019, and expects to exit the fourth quarter of 2019 with gross margin between 52% and 54%.

Conference Call Information

Valeritas will hold a conference call to discuss the results today, Tuesday, November 12, 2019, at 4:30 PM ET. The dial-in numbers are (833) 299-8115 for domestic callers or (647) 689-4542 for international callers. The conference ID number is 7634258. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for adult patients requiring insulin that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information, as well as financial projections and estimates, including anticipated gross margin or revenue. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the expected benefits of the debt exchange on Valeritas’ cash runway and its anticipated operating costs following the debt exchange (the $2 million minimum debt covenant remains in place following the debt exchange, which will continue to limit Valeritas’ ability to finance its operations); the effects of both the new issuance of Series B Convertible Preferred Stock and the May 2019 reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of GLP-1, Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements (neither the delivery of GLP-1, Apo or CBD by h-Patch™ is currently cleared for use by the FDA); our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver GLP-1, Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of GLP-1, Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’ collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of GLP-1, Apo or CBD through the h-Patch™ technology before any of those products can be commercialized, which can be a lengthy, and uncertain process, and the FDA may delay or require additional information to provide clearance for use with our RHI or our V-Go SIM product. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823

pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share data)

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$23,168	$47,758
Accounts receivable, net	6,420	6,294
Inventories, net	8,662	6,824
Prepaid expense and other current assets	1,362	1,200
Total current assets	39,612	62,076
Property and equipment, net	6,667	6,097
Right-of-use assets	2,393	—
Other assets	560	447
Total assets	$49,232	$68,620
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,274	$4,916
Accrued expense and other current liabilities	13,198	8,851
Current portion of operating lease obligations	408	—
Current portion of financing lease obligations	137	123
Total current liabilities	19,017	13,890
Long-term debt, related parties (net)	17,017	40,192
Operating lease obligations	2,138	—
Deferred rent	—	109
Financing lease liabilities	36	140
Total liabilities	38,208	54,331
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized
Convertible Series A Preferred Stock, $0.001 par value, 2,750,000 shares authorized; 2,750,000 shares issued and outstanding at September 30, 2019 and December 31, 2018. (aggregate liquidation value of $33,051 and $31,411 at September 30, 2019 and December 31, 2018, respectively)	3	3
Convertible Series B Preferred Stock, $0.001 par value, 30,000,000 shares authorized; 17,123,284 shares issued and outstanding at September 30, 2019 and no shares issued and outstanding at December 31, 2018. (aggregate liquidation value of $25,006 and $0 at September 30, 2019 and December 31, 2018, respectively)	17	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 8,271,895 shares issued and 8,271,503 shares outstanding at September 30, 2019 and 4,997,544 shares issued and 4,997,152 shares outstanding at December 31, 2018.	8	5
Additional paid-in capital	572,851	534,176
Accumulated deficit	(561,831)	(519,871)
Treasury stock, at cost (392 shares)	(24)	(24)
Total stockholders' equity	11,024	14,289
Total liabilities and stockholders' equity	$49,232	$68,620

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue, net	$8,463	$6,926	$22,380	$19,504
Cost of goods sold	4,264	3,749	11,418	10,338
Gross margin	4,199	3,177	10,962	9,166
Operating expense:
Research and development	1,619	1,763	5,155	5,687
Selling, general and administrative	14,724	12,025	44,882	34,718
Total operating expense	16,343	13,788	50,037	40,405
Operating loss	(12,144)	(10,611)	(39,075)	(31,239)
Other income (expense), net:
Interest expense, net	(1,050)	(926)	(2,869)	(2,804)
Other expense	(50)	6	(3)	(22)
Total other income (expense), net	(1,100)	(920)	(2,872)	(2,826)
Loss before income taxes	(13,244)	(11,531)	(41,947)	(34,065)
Provision for income taxes	—	—	—	—
Net loss	$(13,244)	$(11,531)	$(41,947)	$(34,065)
Preferred stock dividend	$(557)	$(550)	$(1,657)	$(1,650)
Net loss attributable to common stockholders	$(13,801)	$(12,081)	$(43,604)	$(35,715)
Net loss per share of common shares outstanding - basic and diluted	$(1.91)	$(9.74)	$(7.35)	$(42.43)
Weighted average common shares outstanding - basic and diluted	7,215,654	1,240,192	5,934,072	841,837